Exhibit 23.1



                    Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8, to be filed on or around August 22, 2000, of our report dated March 24, 2000, on the consolidated financial statements of WorldCom, Inc. included in WorldCom, Inc.'s Form 10-K for the fiscal year ended December 31, 1999. We also consent to the incorporation by reference in this registration statement of our report dated June 26, 2000 on the financial statements included in the WorldCom, Inc. 401(k) Salary Savings Plan Form 11-K for the year ended December 31, 1999 and to all references to our Firm in this registration statement.



/s/ Arthur Andersen LLP
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Jackson, Mississippi,
August 22, 2000